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                                   EXHIBIT 2
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                       DISCLAIMER OF BENEFICIAL OWNERSHIP
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The undersigned disclaims beneficial ownership of the 1,000,000 shares of common stock owned by the Citigroup Foundation and referred to in the
Schedule 13G to which this exhibit is attached, and the filing of this
Schedule 13G shall not be construed as an admission that the undersigned is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any such shares.


Date: February 3, 1999



                      CITIGROUP INC.



                      By: /s/ Marla A. Berman
                         ---------------------------
                         Name:  Marla A. Berman
                         Title:   Assistant Secretary